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                                                                  EXHIBIT 99.11
                           CONFIDENTIALITY AGREEMENT
                           -------------------------


        THIS CONFIDENTIALITY AGREEMENT is made and entered into this 9th day of March, 1995 by and between MHI GROUP, INC., a Florida corporation ("MHI") and LOEWEN GROUP INTERNATIONAL, INC., a Delaware corporation ("PURCHASER") and provides as follows:

        WITNESSETH:

        WHEREAS, Purchaser is investigating and considering the purchase of the shares or the assets of MHI or a combination of both; and

        WHEREAS, MHI has certain financial and other information related to the business and affairs of MHI; and

        WHEREAS, the parties mutually acknowledge that, in the process of Purchaser's investigation of MHI and any negotiations which may develop as a result thereof, certain confidential information relating to MHI will be revealed by MHI to Purchaser; and

        WHEREAS, MHI desires, and Purchaser is willing to agree, that Purchaser keep and maintain such information confidential;

        NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, terms and conditions hereinafter set forth, the parties agree as follows:

1.     Confidential Information. As used herein the term "confidential
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       information" shall mean any and all information relating to the business matters of MHI obtained from MHI including, but not limited to, information encompassed in the listing files, sales files, personnel files, lease agreements, sales associates files and marketing plans of MHI; financial information relating to the assets, liabilities, income, expenses, cash flow and any and all other financial matters of MHI and its agents and employees; and the names, identities and details relating to the creditors and debtors of MHI; but excludes any information relating to MHI made available to Purchaser as a matter of public record or obtained by Purchaser lawfully through third parties.

2.     Confidentiality. Purchaser herby agrees to retain the confidentiality of
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       the confidential information obtained from MHI relating to MHI (except if such information is a matter of public record or if it is lawfully obtained from third parties) including, but not limited to, confidential information obtained through conversations with MHI personnel or agents of MHI or the review of documents, files, operations or statements of MHI provided by MHI, and, except as provided in this Agreement, Purchaser further agrees to not disclose or disseminate to or discuss with any other person on entity any such confidential information. Purchaser hereby agrees to use such information only for its own benefit in reaching a decision regarding the purchase of the shares of MHI or its assets, or both.

3.     Disclosure. Notwithstanding the foregoing, Purchaser shall be entitled to
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       disclose and disseminate to and discuss with its employees and agents the confidential information of MHI provided by MHI so long as Purchaser has obtained the assurance of each such employee and agent to observe this confidentiality, Purchaser will indemnify MHI for any breach of this provision.

4.     Return of Confidential Information. In the event that at any time MHI
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       makes written request for the return of the confidential information
       Purchaser will promptly return the confidential information to MHI; provided, however, that if Purchaser acquires control of MHI or its assets or both, Purchaser will be under no obligation to return the confidential information.


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March 7, 1995                                                                -2-


5.     Breach. The parties hereby mutually acknowledge that a breach of this
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       Confidentiality Agreement by Purchaser would cause irreparable damage to
       MHI for which no remedy at law would be adequate and, accordingly, in addition to any other remedy (which in no way is hereby limited) MHI shall be entitled to injunctive relief in a court of competent jurisdiction to enforce the terms of this Agreement.

6.     Successors. This Agreement shall be binding upon all parties, their
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       heirs, legal representatives, successors and assigns.

7.     Enforceability. If any provision of this Agreement is adjudged to be void
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       or unenforceable, in whole or part, such determination shall not affect the validity of the remainder of the provisions which shall remain in full force and effect and be enforceable according to their terms. Each provision of this Agreement is declared to be severable from every other provision and constitutes a separate and distinct covenant.

8.     Governing Law. This Agreement shall be construed under and governed by
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       the laws of the State of Florida in all respects.

9.     No Waiver. In in one or more instances either party fails to insist that
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       the other party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such party or any past, present or future right granted under this Agreement; the obligations of both parties under this Agreement shall continue in full force and effect.

10.    Entire Agreement. This Agreement constitutes the complete understanding
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       between the parties, all prior representations or agreements having been merged into this Agreement.

11.    Modification. No alteration or modification of any of the provisions of
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       this Agreement shall be valid unless made in writing and signed by both parties.

12. For two years following the date hereof, neither you nor any person controlled by you nor any of your officers or directors having access to the confidential information will purchase any securities of MHI, except;
       (i) pursuant to a transaction approved by MHI's Board of Directors, of
       (ii) if a third party or group acquires or makes a tender offer to acquire 10% or more of MHI's common stock not approved in advance by the Board of Directors of MHI.

              EXECUTED as of the day and year first above written.


                                         MHI GROUP, INC.


                                         By: /s/ J.C. Ogier Mathewes
                                             -----------------------
                                                 J.C. Ogier Mathewes
                                         Title:  Vice President and
                                                  Chief Financial Officer


                                         LOEWEN GROUP INTERNATIONAL, INC.


                                         By: /s/ Robert O. Wienke
                                             -----------------------
                                                 Robert O. Wienke
                                         Title:  Executive Vice President
                                                 Corporate Development & Law